Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
INTEVAC INC. REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2006
Record Quarterly Revenue
Santa Clara, Calif.—Aug. 1, 2006—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the second quarter and six months ended July 1, 2006.
Net income for the quarter was $9.3 million, or $0.42 per diluted share on 22.0 million weighted-average shares outstanding, which included $695,000 of non-cash stock-based compensation expense. Second quarter earnings include the effect of adjusting the Company’s 2006 year-to-date income tax provision to an effective tax rate of 8.8% from the 3.0% tax rate provided for in the first quarter of 2006. The increase in the effective tax rate was a result of the Company projecting a higher level of income for 2006 than it had projected earlier in the year. For second-quarter 2005, net income was $3.9 million, or $0.19 per share on 21.1 million weighted-average shares outstanding, which did not include non-cash stock-based compensation expense.
Revenues for the quarter were $59.5 million, including $56.4 million of Equipment revenues and $3.1 million of Imaging revenues. Equipment revenues consisted of eleven magnetic media manufacturing systems, disk lubrication systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $2.7 million of research and development contracts and $378,000 of product sales. In second-quarter 2005, net revenues were $30.4 million, including $28.3 million of Equipment revenues and $2.1 million of Imaging revenues.
Equipment and Imaging gross margins for the quarter increased to 36.4% and 25.4%, respectively, from 33.4% and 9.2%, respectively, in second-quarter 2005. Equipment margins for the quarter improved primarily from lower manufacturing costs and higher average selling prices for 200 Lean® systems. Imaging margins improved primarily as the result of a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins improved to 35.7% from 31.8% in second-quarter 2005.
Operating expenses for the quarter totaled $11.3 million, or 19% of revenues, versus $6.2 million, or 20% of revenues, in second-quarter 2005. Operating expenses increased as the result of higher R&D spending in Equipment, provisions for employee profit sharing and bonus plans, the inclusion of stock-based compensation expense in second-quarter 2006 results, and higher costs in Equipment related to business development, customer service, and support.
Net income for the first six months of 2006 was $16.3 million, or $0.75 per diluted share on 21.9 million weighted-average shares outstanding, which included $1.1 million of non-cash stock- based compensation expense. For the first six-months of 2005, net income was $30,000, or less than one cent per share on 21.0 million weighted-average shares outstanding, which did not include non-cash stock-based compensation expense.
Revenues for the first six months of 2006 were $109.2 million, including $104.1 million of Equipment revenues and $5.1 million of Imaging revenues. Equipment revenues consisted of twenty magnetic media manufacturing systems, disk lubrication systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $4.2 million of research and development contracts and $879,000 of product sales. In the first six months of 2005, net revenues were $41.0 million, including $36.9 million of Equipment revenues and $4.1 million of Imaging revenues.
Equipment and Imaging gross margins for the first six-months of 2006 increased to 35.8% and 25.7%, respectively, from 30.2% and 12.1%, respectively, in the first six months of 2005. Equipment margins improved primarily from lower manufacturing costs and higher average selling prices for 200 Lean® systems. Imaging margins improved primarily as the result of a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins improved to 35.3% from 28.4% in first six months of 2005.
Order backlog totaled $96.2 million on July 1, 2006, compared to $124.8 million on April 1, 2006, and $65.4 million on July 2, 2005. Backlog as of July 1, 2006, included twenty 200 Lean systems and excludes orders for twelve 200 Lean systems subsequently received. A portion of the thirty-two 200 Leans currently in backlog are scheduled for delivery in 2007.
Intevac Chief Executive Kevin Fairbairn commented: “We are pleased to report excellent second-quarter results, well above our prior guidance on revenue and net income. Record revenues of $59.5 million were achieved as we delivered eleven 200 Leans, all configured for perpendicular production, and multiple disk lubrication systems. Orders for spares and upgrades were also strong and contributed to the revenue upside. Cash grew by $20 million to $66 million. On top of this excellent financial performance we continued to invest heavily in developing new capabilities for the hard drive industry, an entirely new equipment product line, and extreme low light imaging products.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 3098710.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
200 Lean® is a registered trademark of Intevac, Inc.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		6 months ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$56,465	$28,337	$104,038	$36,873
Imaging	3,077	2,081	5,124	4,150

Total net revenues	59,542	30,418	109,162	41,023

Gross profit	21,262	9,661	38,568	11,656
Gross margin
Equipment	36.4%	33.4%	35.8%	30.2%
Imaging	25.4%	9.2%	25.7%	12.1%

Consolidated	35.7%	31.8%	35.3%	28.4%

Operating expenses
Research and development	6,290	3,413	11,851	6,538
Selling, general and administrative	5,004	2,741	10,118	5,932

Total operating expenses	11,294	6,154	21,969	12,470

Operating income/(loss)
Equipment Products	10,974	4,672	19,454	2,001
Imaging	(1,159)	(1,278)	(3,028)	(2,459)
Corporate	153	113	173	(356)

Total operating profit/(loss)	9,968	3,507	16,599	(814)

Other income	729	423	1,327	854

Profit before provision for income taxes	10,697	3,930	17,926	40
Provision for income taxes	1,364	3	1,582	10

Net income	$9,333	$3,927	$16,344	$30

Income per share
Basic	$0.44	$0.19	$0.78	$0.00
Diluted	$0.42	$0.19	$0.75	$0.00
Weighted average common shares outstanding
Basic	20,987	20,391	20,910	20,317
Diluted	21,972	21,144	21,883	20,989
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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 1,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short term investments	$65,633	$49,731
Accounts receivable, net	41,558	42,847
Inventories — production	30,991	21,373
Inventories — pending acceptance at customer site	2,866	3,464
Deferred tax assets	2,479	—
Prepaid expenses and other current assets	2,063	1,814

Total current assets	145,590	119,229

Property, plant and equipment, net	8,853	7,980
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	1,437	804

Total assets	$158,311	$130,444

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$11,639	$7,049
Accrued payroll and related liabilities	6,634	5,509
Other accrued liabilities	5,852	6,182
Customer advances	25,569	23,136

Total current liabilities	49,694	41,876

Other long-term liabilities	933	694
Shareholders’ equity
Common stock	99,388	97,165
Paid in Capital — Stock Compensation	1,180	—
Accumulated other comprehensive income	301	238
Retained earnings (deficit)	6,815	(9,529)

Total shareholders’ equity	107,684	87,874

Total liabilities and shareholders’ equity	$158,311	$130,444

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION TO GAAP
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended July 1, 2006
		Non-GAAP
	GAAP	Adjustment		Non-GAAP
Revenues	$59,542			$59,542

Cost of revenue	38,280	($93	) A	38,187

Gross profit	21,262	93		21,355
Gross margin	35.7%			35.9%

Operating expense
Research and development	6,290	(328	) A	5,962
Selling, general and administrative	5,004	(274	) A	4,730

Total operating expense	11,294	(602)		10,692

Operating income	9,968	695		10,663

Other income	729			729

Profit before provision for income taxes	10,697	695		11,392
Provision for income taxes	1,364	61		1,425

Net Income	$9,333	$634		$9,967

Income per share
Basic	$0.44	$0.03		$0.47
Diluted	$0.42	$0.03		$0.45

Weighted average common shares outstanding
Basic	20,987			20,987
Diluted	21,972			21,972

Footnotes — for the three-months ended July 1, 2006

A To exclude stock-based compensation expense (Cost of Revenue $93, Research and Development $328, Marketing and Administrative $274) for the three-months ended July 1, 2006.

	Six-Months Ended July 1, 2006
		Non-GAAP
	GAAP	Adjustment		Non-GAAP
Revenues	$109,162			$109,162

Cost of revenue	70,594	($139	) A	70,455

Gross profit	38,568	139		38,707
Gross margin	35.3%			35.5%

Operating expense
Research and development	11,851	(532	) A	11,319
Selling, general and administrative	10,118	(452	) A	9,666

Total operating expense	21,969	(984)		20,985

Operating income	16,599	1,123		17,722

Other income	1,327			1,327

Profit before provision for income taxes	17,926	1,123		19,049
Provision for income taxes	1,582	99		1,681

Net Income	$16,344	$1,024		$17,368

Income per share
Basic	$0.78	$0.05		$0.83
Diluted	$0.75	$0.04		$0.79

Weighted average common shares outstanding
Basic	20,910			20,910
Diluted	21,883			21,883

Footnotes — for the six-months ended July 1, 2006

A To exclude stock-based compensation expense (Cost of Revenue $139, Research and Development $532, Marketing and Administrative $452) for the six-months ended July 1, 2006.

The non-GAAP measures provided herein exclude the impact of non-cash charges related to stock-based compensation expense. We believe these measures are useful to investors because they provide an alternative method for measuring the operating performance of the Company’s business, excluding stock based compensation expense.

The non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.